Exhibit 5.1



October 15, 1998

Allied Waste Industries, Inc.
15880 N. Greenway-Hayden Loop, Suite 100
Scottsdale, Arizona  85260

RE:      Post-Effective Amendment No. 1 on
         Form S-8 to Form S-4 (the "Registration Statement")

Ladies and Gentlemen:

I am Vice President-Legal and Secretary for Allied Waste Industries, Inc., a Delaware corporation (the "Company"), and have been involved with the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 3,156,877 shares of common stock, $.01 par value, of the Company (the "Common Stock") being offered to certain employees of the Company and its subsidiary, American Disposal Services, Inc., under the employee stock option plan described in the Registration Statement.

In connection with the offering of the Common Stock, I have examined the Restated Certificate of Incorporation, the By-laws and other corporate records of the Company, and such other documents I have deemed relevant to this opinion.

Based upon and relying solely upon the foregoing, it is my opinion that when the 3,156,877 shares of Common Stock, or any portion thereof, are issued as described in the Registration Statement, such shares will be duly authorized, validly issued, fully paid and nonassessable.

This opinion may be filed as an exhibit to the Registration Statement. Consent is also given to the reference to me under the Caption "Interest of Named Experts and Counsel" in the Registration Statement as having passed upon the validity of the issuance of the Common Stock. In giving this consent, I do not hereby admit that I come within the category of persons whose consent is required under Section 7 of the Act or rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Respectfully submitted,

/s/ Steven M. Helm
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BY:      Steven M. Helm
         Vice President-Legal and Secretary